EXHIBIT 10.18

RETENTION AND CONSULTATION AGREEMENT

This Agreement is between Robert R. Stutler ("Stutler") and Sturm, Ruger & Co., Inc. ("the Company"). In consideration of the following, Stutler agrees to remain employed by the Company and the Company agrees to continue to employ Stutler in his present capacity of Vice President of Prescott Operations until at least February 15, 2008 and to continue to pay him at his present salary through that date.

Provided that Stutler executes the agreement attached as Exhibit A to consult with and not to compete with the Company for 18 months following his retirement from the Company, upon his retirement from the Company on or after February 15, 2008, the Company will provide Stutler the following:

1.
18 months of continued medical plan coverage for Stutler and his spouse at the Company's expense commencing at the time of his retirement in accordance with the plan in effect during that time (coverage will be available under COBRA for 18 months following expiration of medical plan coverage continuation by the Company); and

2.
For 18 months after the date of his retirement, compensation at the annual rate of $225,000 per year, plus a performance bonus for 2008 prorated until February, 15, 2008. These payments will be in consideration for Stutler's promise not to compete with the Company and for his providing consulting services to the Company when so requested, pursuant to Exhibit A of this agreement.

3.
To the extent required under Section 409A of the Internal Revenue Code, all payments due to Stutter under Paragraph 2 above shall be delayed until the first regular Company payday on or after the first day of the seventh month following the retirement of Stutler from the Company. At that time, Stutler shall be paid all sums that were otherwise payable under Paragraph 2 above, plus interest on such delayed payments at the rate of six percent (6%) simple interest per annum running from the date such payments were otherwise due.

4.
This Agreement will not affect in any way Stutler's entitlement to the Performance Target Bonus for year 2007 to be paid during February 2008 in the ordinary course of business (provided that the pre-defined Company financial goals are met that trigger the obligation of the Company to pay this bonus).

Agreed to and accepted:

Robert R. Stutler	Sturm, Ruger & Co., Inc.

/s/ Robert R. Stutler	By,	/s/ Stephen L. Sanetti
Stephen L. Sanetti, President
Date: 12/3/07	Date: 12/4/07

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EXHIBIT A
Consultation Terms

Studer and the Company agree:

For 18 months after the date of Stutler's actual retirement from the Company, as his schedule reasonably permits and upon reasonable notice, he will make himself available to consult with the Company for the following purposes:

1.	To help ensure an orderly transition to new management of the Company's Prescott, Arizona facility.

2.	To assist in the training of manufacturing personnel.

3.	To advise on matters of product design, sales, and marketing.

4.	To appear on behalf of the Company upon request at trade shows, shoots, hunts, benefits, sales events, and industry functions.

5.	To field test new Company products, competitors' products and accessories.

6.	And for any other purposes which Stutler and the Company may agree.

Stutler's total time expenditure for such consultation is not expected to exceed 40 days per year, including travel time.

In addition to the compensation listed in the "Retention and Consultation Agreement", Stutler shall be paid all reasonable travel costs and reimbursed for expenses incurred as a result of his consultation and travel, in accordance with all Company policies then in effect.

Stutler agrees that he will be providing services as an independent contractor and not as an employee of the Company. Stutter understands and agrees that he will not be a participant in any company benefit plan or receive any other benefits from the Company other than the compensation provided for herein, except as otherwise specifically provided in his attached Retention and Consultation Agreement.

Stutler agrees not to disparage the Company, its personnel, or its products, in any way during the period of this agreement. The Company agrees to respect the many contributions of Stutler during his twenty years of service and not disparage Stutler in any way.

Stutler agrees not to hold himself out as a Company representative nor to speak or write on behalf of the Company unless first requested to do so or after consent by the Company, which consent may be given orally.

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Confidentiality Agreement

Stutler agrees to keep all information belonging to the Company, as well as trade secrets, confidential information, proprietary data, and insider information, in the strictest confidence. Stutter further agrees not to release or disclose any such information or use any such information in any way for a period of one year subsequent to the expiration of the Retention and Consultation Agreement, without the prior written consent of the Company.

Agreement Not to Compete

Stutler agrees not to compete with the Company in any way for a period of 18 months following his retirement from the Company. During that time, he will not, directly or indirectly render any services or become employed by or engage in any business that is competitive with the Company without its prior written consent.

Invention Disclosure and Assignment

Stutter will promptly disclose to Company or any persons designated by it, all improvements, inventions, formulas, ideas, processes, techniques, know-how, software programs, and data ("Inventions''), whether or not copyrightable or patentable, made or conceived or reduced to practice or learned by Stutler, either alone or jointly with others, during the term of Stutler's performance of services for Company. Company shall receive such disclosures in confidence.

Stutter agrees that all Inventions that Stutler develops (in whole or in part, either alone or jointly with others) and (i) uses equipment, supplies, facilities, or trade secret information of Company; (ii) uses the time for which Stutler was compensated by Company; (iii) which relate to the business of Company or to its actual or demonstrably anticipated research and development; or (iv) which result, in whole or in part, from work performed by Stutler for Company shall be the sole property of Company and its assigns, and Company and its assigns shall be the sole owner(s) of all patents and other rights, including copyrights, in connection with those Inventions. Stutler hereby assigns to Company any rights Stutler may have or acquire in such Inventions. Stutter further agrees that, regarding all such Inventions, to assist Company in every proper way (but at Company's expense) to obtain and from time to time enforce patents or copyrights on said Inventions in any and all countries.

Agreed to and accepted:

Robert R. Stutler	Sturm, Ruger & Co., Inc.

/s/ Robert R. Stutler	By,	/s/ Stephen L. Sanetti
Stephen L. Sanetti, President
Date: 12/3/07	Date: 12/4/07

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